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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Chancellor Media Corporation:

     We consent to incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-36855, 333-44401 and 333-47629) and the Registration
Statements on Form S-8 (Nos. 33-83124, 333-04379 and 333-35039) of Chancellor Media Corporation of our report dated January 31, 1997, related to the consolidated balance sheets of Chancellor Media Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for the years ended December 31, 1995 and 1996, which report appears in the December 31, 1997 Annual Report on Form 10-K of Chancellor Media Corporation.

                                            KPMG Peat Marwick LLP

Dallas, Texas
March 30, 1998